News Release

Public Storage
701 Western Avenue
Glendale, CA 91201-2349
www.publicstorage.com

For Release:	Immediately
Date:	August 2, 2012
Contact:	Clemente Teng
(818) 244-8080, Ext. 1141

Public Storage Reports Results for the Second Quarter Ended June 30, 2012

GLENDALE, California – Public Storage (NYSE:PSA) announced today operating results for the second quarter ended

June 30, 2012.

Operating Results for the Three Months Ended June 30, 2012

For the three months ended June 30, 2012, net income allocable to our common shareholders was $132.3 million compared to $131.5 million for the same period in 2011.  Diluted earnings per common share was flat at $0.77 for each period, as improved property operations and reduced income allocations to our preferred shareholders were offset by a $34.2 million reduction in income caused by foreign currency exchange gains and losses incurred in translating the value of our Euro-denominated loan receivable from Shurgard Europe into a U.S. Dollar equivalent.

Revenues for the Same Store Facilities (see table below) increased 5.1% or $19.2 million in the quarter ended June 30, 2012 as compared to the same period in 2011, primarily due to higher realized annual rent per occupied square foot.  Cost of operations for the Same Store Facilities declined by 1.4% or $1.7 million in the quarter ended June 30, 2012 as compared to the same period in 2011.  Net operating income for our Same Store Facilities increased 8.3% or $20.9 million in the quarter ended June 30, 2012 as compared to the same period in 2011.  Net operating income for our non-Same Store facilities increased $4.9 million in the quarter ended June 30, 2012 as compared to the same period in 2011.

Operating Results for the Six Months Ended June 30, 2012

For the six months ended June 30, 2012, net income allocable to our common shareholders was $257.7 million or $1.50 per diluted common share, compared to $279.6 million or $1.64 per diluted common share for the same period in 2011, representing a decrease of $21.9 million or $0.14 per diluted common share.  This decrease is due to (i) a $53.2 million reduction in income caused by foreign currency exchange gains and losses incurred in translating the value of our Euro-denominated loan receivable from Shurgard Europe into a U.S. Dollar equivalent, (ii) a $31.0 million reduction in income allocated to common shareholders, in connection with applying EITF D-42 to preferred equity redemptions, offset partially by (iii) improved property operations and (iv) reduced income allocations to our preferred shareholders based upon distributions paid.

Revenues for the Same Store Facilities (see table below) increased 4.9% or $36.6 million in the six months ended June 30, 2012 as compared to the same period in 2011, primarily due to higher realized annual rent per occupied square foot.  Cost of operations for the Same Store Facilities increased by 0.3% or $0.7 million in the six months ended June 30, 2012 as compared to the same period in 2011.  Net operating income for our Same Store Facilities increased 7.3% or $35.9 million in the six months ended June 30, 2012 as compared to the same period in 2011.  Net operating income for our non-Same Store facilities increased $8.9 million in the six months ended June 30, 2012 as compared to the same period in 2011.

Funds from Operations

For the three months ended June 30, 2012, funds from operations (“FFO”) was $1.38 per diluted common share as compared to $1.39 for the same period in 2011, representing a decrease of $0.01.

For the three months ended June 30, 2012, FFO was impacted by a foreign currency exchange loss of $23.7 million (compared to a $10.5 million gain for the same period in 2011) and a $16.8 million charge in applying EITF D-42 due to redemptions of preferred securities (compared to a $15.9 million charge for the same period in 2011).

For the six months ended June 30, 2012, FFO was $2.73 per diluted common share as compared to $2.88 for the same period in 2011, representing a decrease of $0.15.

For the six months ended June 30, 2012, FFO was impacted by a foreign currency exchange loss of $11.5 million (compared to a $41.7 million gain for the same period in 2011) and a $43.9 million charge in applying EITF D-42 due to redemptions of preferred securities (compared to a $12.9 million charge for the same period in 2011).

Our FFO per share for the three and six months ended June 30, 2011 was also reduced $0.01 in each period as a result of costs associated with the acquisition of real estate facilities.

The following table provides a summary of the per-share impact of the items noted above (unaudited):

	Three Months Ended June 30,			Six Months Ended June 30,
	2012	2011	Percentage Change	2012	2011	Percentage Change

FFO per diluted common share prior to adjustments for the following items	$1.62	$1.43	13.3%	$3.06	$2.71	12.9%

Foreign currency exchange (loss) gain	(0.14)	0.06		(0.07)	0.25
Application of EITF D-42	(0.10)	(0.09)		(0.26)	(0.07)
Other items, net	-	(0.01)		-	(0.01)

FFO per diluted common share, as reported	$1.38	$1.39	(0.7)%	$2.73	$2.88	(5.2)%

FFO is a term defined by the National Association of Real Estate Investment Trusts.  It is generally defined as net income before depreciation with respect to real estate assets and gains and losses on real estate assets.  FFO is presented because management and many analysts consider FFO to be one measure of the performance of real estate companies.  In addition, we believe that FFO is helpful to investors as an additional measure of the performance of a real estate investment trust (“REIT”), because net income includes the impact of depreciation, which assumes that the value of real estate diminishes predictably over time, while we believe that the value of real estate fluctuates due to market conditions and in response to inflation.  FFO computations do not consider scheduled principal payments on debt, capital improvements, distributions and other obligations of the Company.  FFO is not a substitute for our cash flow or net income as a measure of our liquidity or operating performance or our ability to pay dividends.  Other REITs may not compute FFO in the same manner; accordingly, FFO may not be comparable among REITs. See the attached reconciliation of net income to FFO.

Property Operations – Same Store Facilities

The Same Store Facilities represent those facilities that have been owned and operated on a stabilized basis since January 1, 2010 and therefore provide meaningful comparisons for 2011 and 2012.  The following table summarizes the historical operating results of these 1,941 facilities (122.5 million net rentable square feet) that represent approximately 94% of the aggregate net rentable square feet of our U.S. consolidated self-storage portfolio at June 30, 2012.

Selected Operating Data for the Same Store Facilities (1,941 Facilities) (unaudited):	Three Months Ended June 30,			Six Months Ended June 30,
	2012	2011	Percentage Change	2012	2011	Percentage Change
	(Dollar amounts in thousands, except for weighted average data)
Revenues:
Rental income	$374,959	$356,345	5.2%	$739,087	$704,099	5.0%
Late charges and administrative fees collected	19,741	19,198	2.8%	39,541	37,941	4.2%
Total revenues (a)	394,700	375,543	5.1%	778,628	742,040	4.9%

Cost of operations:
Property taxes	41,925	40,264	4.1%	84,983	81,646	4.1%
On-site property manager payroll	24,351	25,419	(4.2)%	50,279	51,192	(1.8)%
Repairs and maintenance	10,585	10,993	(3.7)%	22,610	21,758	3.9%
Utilities	8,275	8,573	(3.5)%	17,699	18,674	(5.2)%
Media advertising	1,891	3,360	(43.7)%	5,036	7,406	(32.0)%
Other advertising and selling expense	8,665	8,955	(3.2)%	16,025	16,773	(4.5)%
Other direct property costs (b)	8,669	9,155	(5.3)%	17,753	18,298	(3.0)%
Supervisory payroll (c)	8,505	8,046	5.7%	17,439	16,406	6.3%
Allocated overhead (d)	8,177	8,011	2.1%	19,901	18,918	5.2%
Total cost of operations (a)	121,043	122,776	(1.4)%	251,725	251,071	0.3%

Net operating income (e)	$273,657	$252,767	8.3%	$526,903	$490,969	7.3%

Gross margin	69.3%	67.3%	3.0%	67.7%	66.2%	2.3%
Weighted average for the period:
Square foot occupancy (f)	92.6%	92.3%	0.3%	91.4%	91.1%	0.3%
Realized annual rent per occupied square foot (g) (h)	$13.23	$12.61	4.9%	$13.21	$12.62	4.7%
REVPAF (h) (i)	$12.25	$11.64	5.2%	$12.07	$11.50	5.0%

Weighted average at June 30:
Square foot occupancy				93.1%	93.1%	-
In place annual rent per occupied square foot (j)				$14.28	$13.78	3.6%
Total net rentable square feet (in thousands)				122,464	122,464	-

(a)	Revenues and cost of operations do not include ancillary revenues and expenses generated at the facilities with respect to tenant reinsurance and retail sales.

(b)
Other direct property costs include administrative expenses that are solely attributable to the self-storage facilities, such as property insurance, office expenses incurred at the property and by supervisory personnel, telephone and data communication lines at the properties, business license costs and bank charges related to handling the properties’ cash deposits.

(c)	Supervisory payroll expense represents compensation paid to the management personnel who directly and indirectly supervise the on-site property managers.

(d)
Allocated overhead represents administrative expenses for shared general corporate functions, which are allocated to self-storage property operations to the extent their efforts are devoted to self-storage operations. Such functions include data processing, human resources, operational accounting and finance, information technology, marketing and costs of senior executives (other than the Chief Executive Officer and Chief Financial Officer, whose compensation is allocated to general and administrative expense).

(e)
Net operating income or “NOI” is a non-GAAP (generally accepted accounting principles) financial measure that excludes the impact of depreciation expense.  Although depreciation is an operating expense, we believe that NOI is a meaningful measure of operating performance, because we utilize NOI in making decisions with respect to capital allocations, in determining current property values, segment performance and comparing period-to-period and market-to-market property operating results.  NOI is not a substitute for net operating income after depreciation in evaluating our operating results.  See attached reconciliation of Same Store NOI to our net income.

(f)	Square foot occupancies represent weighted average occupancy levels over the entire period.

(g)
Realized annual rent per occupied square foot is computed by annualizing the result of dividing rental income by the weighted average occupied square footage for the period.  Realized annual rent per occupied square foot takes into consideration promotional discounts, which reduce rental income from the contractual amounts due.

(h)
Late charges and administrative fees are excluded from the computation of realized annual rent per occupied square foot and REVPAF because exclusion of these amounts provides a better measure of our ongoing level of revenue.

(i)
Annualized rental income per available square foot (“REVPAF”) represents annualized rental income which excludes late charges and administrative fees divided by total available net rentable square feet.  REVPAF takes into consideration promotional discounts that reduce rental income from the contractual amounts due.

(j)
In place annual rent per occupied square foot represents annualized contractual rents per occupied square foot without reductions for promotional discounts and excludes late charges and administrative fees.

The following table summarizes selected quarterly financial data with respect to the Same Store Facilities (unaudited):

	Three Months Ended
	March 31	June 30	September 30	December 31	Full Year

Total revenues (in 000’s):
2012	$383,928	$394,700
2011	$366,497	$375,543	$393,819	$386,196	$1,522,055

Total cost of operations (in 000’s):
2012	$130,682	$121,043
2011	$128,295	$122,776	$121,338	$104,632	$477,041

Property taxes (in 000’s):
2012	$43,058	$41,925
2011	$41,382	$40,264	$39,550	$26,063	$147,259

Repairs and maintenance (in 000’s):
2012	$12,025	$10,585
2011	$10,765	$10,993	$10,960	$12,519	$45,237

Media advertising (in 000’s):
2012	$3,145	$1,891
2011	$4,046	$3,360	$2,144	$992	$10,542

REVPAF:
2012	$11.89	$12.25
2011	$11.36	$11.64	$12.16	$11.96	$11.78

Weighted average realized annual rent per occupied square foot for the period:
2012	$13.17	$13.23
2011	$12.65	$12.61	$13.19	$13.26	$12.92

Weighted average square foot occupancy levels for the period:
2012	90.3%	92.6%
2011	89.8%	92.3%	92.2%	90.2%	91.2%

Investing Activities

During the three months ended June 30, 2012, we acquired four self-storage properties (316,000 net rentable square feet), located in California (two), Florida and New York, for approximately $46 million in cash.

On July 19, 2012, we acquired one self-storage facility (61,000 net rentable square feet) located in California, for approximately $6 million in cash.

As of August 2, 2012, we were under contract, subject to contingencies, to acquire two properties for approximately $31 million.

Capital Activities

In the three months ended June 30, 2012, we issued $287.5 million of our 5.625% Series U Preferred Shares and we called $416 million of our preferred shares for redemption.  Each of the series listed below was classified as a liability on our June 30, 2012 balance sheet, and we recognized the associated EITF D-42 charges during the three months ended June 30, 2012.  Following are the respective series, redemption amount (prior to accrued dividends) and redemption date:

•	7.00% Series N Preferred Shares, $172.5 million, July 2, 2012

•	6.60% Series C Preferred Shares, $110.6 million, July 12, 2012

•	6.50% Series W Preferred Shares, $132.5 million, August 6, 2012

Distributions Declared

On August 2, 2012, our Board of Trustees declared a regular common quarterly dividend of $1.10 per common share. The Board also declared dividends with respect to our various series of preferred shares. All the dividends are payable on September 27, 2012 to shareholders of record as of September 12, 2012.

Second Quarter Conference Call

A conference call is scheduled for August 3, 2012 at 10:00 a.m. (PDT) to discuss the second quarter ended June 30, 2012 earnings results.  The domestic dial-in number is (866) 406-5408 and the international dial-in number is (973) 582-2770 (conference ID number for either domestic or international is 98799743).  A simultaneous audio web cast may be accessed by using the link at www.publicstorage.com under “Company Info, Investor Relations, Upcoming Events.”  A replay of the conference call may be accessed through August 18, 2012 by calling (800) 585-8367 (domestic) or (404) 537-3406 (international) or by using the link at www.publicstorage.com under “Company Info, Investor Relations, Webcasts.” All forms of replay utilize conference ID number 98799743.

About Public Storage

Public Storage, a member of the S&P 500 and FT Global 500, is a REIT that primarily acquires, develops, owns and operates self-storage facilities. The Company’s headquarters are located in Glendale, California.  At June 30, 2012, the Company had interests in 2,068 self-storage facilities located in 38 states with approximately 132 million net rentable square feet in the United States and 189 storage facilities located in seven Western European nations with approximately ten million net rentable square feet operated under the “Shurgard” brand.  The Company also owns a 42% common equity interest in PS Business Parks, Inc. (NYSE:PSB) which owned and operated approximately 27.2 million rentable square feet of commercial space, primarily flex, multitenant office and industrial space, at June 30, 2012.

Additional information about Public Storage is available on our website, www.publicstorage.com.

Forward-Looking Statements

All statements in this press release, other than statements of historical fact, are forward-looking statements which may be identified by the use of the words “expects,” “believes,” “anticipates,” “should,” “estimates” and similar expressions.  These forward-looking statements involve known and unknown risks and uncertainties, which may cause Public Storage’s actual results and performance to be materially different from those expressed or implied in the forward-looking statements.  Factors and risks that may impact future results and performance are described from time to time in Public Storage’s filings with the Securities and Exchange Commission, including in Item 1A, “Risk Factors” in Public Storage’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, Form 10-Q for the period ended June 30, 2012 expected to be filed on or before August 9, 2012, our other Quarterly Reports on Form 10-Q and current reports on Form 8-K.  These risks include, but are not limited to, the following: general risks associated with the ownership and operation of real estate, including changes in demand for our storage facilities, potential liability for environmental contamination,  adverse changes in tax, real estate and zoning laws and regulations and the impact of natural disasters;  risks associated with downturns in the national and local economies in the markets in which we operate; the impact of competition from new and existing storage and commercial facilities and other storage alternatives; difficulties in our ability to successfully evaluate, finance, integrate into our existing operations and manage acquired and developed properties; risks related to our participation in joint ventures; risks associated with international operations including, but not limited to, unfavorable foreign currency rate fluctuations that could adversely affect our earnings and cash flows; the impact of the regulatory environment as well as national, state and local laws and regulations including, without limitation, those governing REITs; risks associated with a possible failure by us to qualify as a REIT under the Internal Revenue Code of 1986, as amended; disruptions or shutdowns of our automated processes and systems; difficulties in raising capital at a reasonable cost; delays in the development process; and economic uncertainty due to the impact of war or terrorism. Public Storage disclaims any obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, new estimates, or other factors, events or circumstances after the date of this press release, except where expressly required by law.

PUBLIC STORAGE
SELECTED INCOME STATEMENT DATA
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
	(Amounts in thousands, except for per share data)
Revenues:
Self-storage rental income	$420,466	$394,953	$827,855	$779,671
Ancillary operations	31,733	28,891	61,009	55,806
Interest and other income	5,540	10,575	11,195	18,343
	457,739	434,419	900,059	853,820
Expenses:
Cost of operations:
Self-storage facilities	129,355	129,632	268,227	264,874
Ancillary operations	9,781	9,597	19,299	18,511
Depreciation and amortization	88,533	89,098	175,415	177,544
General and administrative	12,414	12,593	28,819	26,828
Interest expense	5,067	5,933	10,401	12,917
	245,150	246,853	502,161	500,674
Income from continuing operations before equity in earnings of unconsolidated real estate entities, foreign currency exchange (loss) gain and gain (loss) on disposition of real estate investments	212,589	187,566	397,898	353,146
Equity in earnings of unconsolidated real estate entities (a)	8,596	12,770	17,711	26,486
Foreign currency exchange (loss) gain	(23,657)	10,496	(11,500)	41,748
Gain (loss) on disposition of real estate investments	1,263	(70)	1,263	128
Income from continuing operations	198,791	210,762	405,372	421,508
Discontinued operations	140	179	281	1
Net income	198,931	210,941	405,653	421,509
Net income allocable to noncontrolling equity interests	(788)	(4,497)	(1,658)	(8,957)
Net income allocable to Public Storage shareholders	$198,143	$206,444	$403,995	$412,552
Allocation of net income to Public Storage shareholders:
Preferred shareholders, based on distributions paid	$51,910	$58,639	$107,005	$116,256
Preferred shareholders, based on redemptions	13,427	15,899	38,327	15,899
Restricted share units	463	391	977	823
Common shareholders	132,343	131,515	257,686	279,574
	$198,143	$206,444	$403,995	$412,552
Per common share:
Net income per share – Basic	$0.78	$0.78	$1.51	$1.65
Net income per share – Diluted	$0.77	$0.77	$1.50	$1.64
Weighted average common shares – Basic	170,496	169,492	170,402	169,404
Weighted average common shares – Diluted	171,560	170,401	171,487	170,392

(a)
Due to the application of EITF D-42 to PSB’s preferred equity redemptions, equity in earnings of unconsolidated real estate entities has been reduced by $3.4 million and $5.6 million for the three and six months ended June 30, 2012, respectively, compared to an increase of $3.0 million in the six months ended June 30, 2011.

PUBLIC STORAGE
SELECTED BALANCE SHEET DATA

	June 30, 2012 (unaudited)	December 31, 2011
	(Amounts in thousands, except share and per share data)
ASSETS
Cash and cash equivalents	$438,475	$139,008
Operating real estate facilities:
Land and buildings, at cost	10,912,029	10,777,576
Accumulated depreciation	(3,568,254)	(3,398,379)
	7,343,775	7,379,197

Investment in unconsolidated real estate entities	703,458	714,627
Goodwill and other intangible assets, net	212,419	209,833
Loan receivable from unconsolidated real estate entity	391,146	402,693
Other assets	89,674	87,204
Total assets	$9,178,947	$8,932,562
LIABILITIES AND EQUITY
Notes payable	$368,728	$398,314
Preferred shares called for redemption	415,625	-
Accrued and other liabilities	226,825	210,966
Total liabilities	1,011,178	609,280

Redeemable noncontrolling interests in subsidiaries	-	12,355

Equity:
Public Storage shareholders’ equity:
Cumulative Preferred Shares of beneficial interest, $0.01 par value, 100,000,000 shares authorized, 122,893 shares issued (in series) and outstanding (475,000 at December 31, 2011), at liquidation preference	3,072,325	3,111,271
Common Shares of beneficial interest, $0.10 par value, 650,000,000 shares authorized, 170,543,534 shares issued and outstanding (170,238,805 at December 31, 2011)	17,054	17,024
Paid-in capital	5,414,682	5,442,506
Accumulated deficit	(339,020)	(259,578)
Accumulated other comprehensive loss	(27,433)	(23,014)
Total Public Storage shareholders’ equity	8,137,608	8,288,209
Equity of permanent noncontrolling interests in subsidiaries	30,161	22,718
Total equity	8,167,769	8,310,927
Total liabilities and equity	$9,178,947	$8,932,562

Shurgard Europe Same Store Selected Operating Data

The Shurgard Europe Same Store Pool represents the 163 facilities (8.7 million net rentable square feet) that have been wholly-owned and operated by Shurgard Europe on a stabilized basis since January 1, 2010 and therefore provide meaningful comparisons for 2011 and 2012.  We account for our investment in Shurgard Europe under the equity method of accounting; accordingly, our pro-rata share of the operating results for these facilities is included in “equity in earnings of unconsolidated real estate entities” on our income statement.

Selected Operating Data for the Shurgard Europe Same Store Pool (163 facilities) (unaudited):	Three Months Ended June 30,			Six Months Ended June 30,
	2012	2011	Percentage Change	2012	2011	Percentage Change
	(Dollar amounts in thousands, except weighted average data, utilizing constant exchange rates (a))
Revenues (including late charges and administrative fees)	$47,031	$46,834	0.4%	$94,464	$94,277	0.2%

Cost of operations (excluding depreciation and amortization expenses)	20,209	20,578	(1.8)%	40,942	41,473	(1.3)%

Net operating income	$26,822	$26,256	2.2%	$53,522	$52,804	1.4%

Gross margin	57.0%	56.1%	1.6%	56.7%	56.0%	1.3%
Weighted average for the period:
Square foot occupancy (b)	83.4%	85.3%	(2.2)%	83.6%	85.0%	(1.6)%
Realized annual rent per occupied square foot (c) (d)	$25.52	$24.84	2.7%	$25.59	$25.09	2.0%
REVPAF (d) (e)	$21.29	$21.19	0.5%	$21.40	$21.32	0.4%

Weighted average at June 30:
Square foot occupancy				83.8%	86.1%	(2.7)%
In place annual rent per occupied square foot (f)				$27.93	$27.09	3.1%
Total net rentable square feet (in thousands)				8,677	8,677	-

Average Euro to U.S. Dollar exchange rates: (a)
Constant exchange rates used herein	1.284	1.284	-	1.297	1.297	-
Actual historical exchange rates	1.284	1.438	(10.7)%	1.297	1.402	(7.5)%

(a)
In order to isolate changes in the underlying operations from the impact of exchange rates, the amounts in this table are presented on a constant exchange rate basis.  The amounts for the three and six months ended June 30, 2011 have been restated using the actual exchange rates for the three and six months ended June 30, 2012.

(b)	Square foot occupancies represent weighted average occupancy levels over the entire period.

(c)
Realized annual rent per occupied square foot is computed by annualizing the result of dividing rental income by the weighted average occupied square footage for the period.  Realized annual rent per occupied square foot takes into consideration promotional discounts, which reduce rental income from the contractual amounts due.

(d)
Late charges and administrative fees are excluded from the computation of realized annual rent per occupied square foot and REVPAF because exclusion of these amounts provides a better measure of our ongoing level of revenue.

(e)
REVPAF represents annualized rental income which excludes late charges and administrative fees divided by total available net rentable square feet.  REVPAF takes into consideration promotional discounts that reduce rental income from the contractual amounts due.

(f)
In place annual rent per occupied square foot represents annualized contractual rents per occupied square foot without reductions for promotional discounts and excludes late charges and administrative fees.

PUBLIC STORAGE
SELECTED FINANCIAL DATA

Computation of Funds from Operations and Funds Available for Distribution
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
	(Amounts in thousands, except per share data)
Computation of FFO allocable to Common Shares:
Net Income	$198,931	$210,941	$405,653	$421,509
Add back – depreciation and amortization, including discontinued operations	88,588	89,186	175,526	177,739
Add back – depreciation from unconsolidated real estate investments	18,823	17,638	38,564	34,426
Eliminate – (gain) loss on sale of real estate investments, including discontinued operations	(1,263)	70	(1,263)	125
FFO allocable to our equity holders	305,079	317,835	618,480	633,799
Less allocation to noncontrolling equity interests in subsidiaries	(1,502)	(4,983)	(3,220)	(9,912)
FFO allocable to Public Storage shareholders	303,577	312,852	615,260	623,887
Less allocations of FFO to:
Preferred shareholders, based on distributions paid	(51,910)	(58,639)	(107,005)	(116,256)
Preferred shareholders, based on redemptions	(13,427)	(15,899)	(38,327)	(15,899)
Restricted share unitholders	(869)	(691)	(1,792)	(1,419)
FFO allocable to Common Shares	$237,371	$237,623	$468,136	$490,313

Diluted weighted average common shares outstanding	171,560	170,401	171,487	170,392
FFO per diluted common share	$1.38	$1.39	$2.73	$2.88
Computation of Funds Available for Distribution (“FAD”):

FFO allocable to Common Shares	$237,371	$237,623	$468,136	$490,313
Eliminate effect of non-cash items on FFO:
Share-based compensation expense	5,978	6,751	11,283	11,821
Foreign currency exchange loss (gain)	23,657	(10,496)	11,500	(41,748)
Application of EITF D-42	16,830	15,899	43,915	12,882
Less: Capital improvements to real estate facilities	(26,020)	(32,418)	(40,298)	(44,292)

FAD (a)	$257,816	$217,359	$494,536	$428,976

Distribution to common shareholders	$187,589	$161,029	$374,996	$296,536

Distribution payout ratio (b)	72.8%	74.1%	75.8%	69.1%

Distributions per Common Share	$1.10	$0.95	$2.20	$1.75

(a)
Funds available for distribution (“FAD”) is presented because many analysts consider it to be a measure of the performance and liquidity of real estate companies and because we believe that FAD is helpful to investors as an additional measure of the performance of a REIT.  FAD is not a substitute for our cash flow or net income as a measure of our liquidity, operating performance, or our ability to pay dividends.  FAD does not take into consideration required principal payments on debt.  Other REITs may not compute FAD in the same manner; accordingly, FAD may not be comparable among REITs.

(b)	The distribution payout ratio is computed by dividing the distribution paid by FAD.

PUBLIC STORAGE
SELECTED FINANCIAL DATA

Reconciliation of Same Store Data and Net Operating Income to
Consolidated Data of the Company
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
	(Amounts in thousands)
Revenues for:
Same Store Facilities	$394,700	$375,543	$778,628	$742,040
Non Same Store Facilities (a)	25,766	19,410	49,227	37,631

Self-storage revenues	420,466	394,953	827,855	779,671

Self-storage cost of operations for:
Same Store Facilities	121,043	122,776	251,725	251,071
Non Same Store Facilities (a)	8,312	6,856	16,502	13,803

Self-storage cost of operations	129,355	129,632	268,227	264,874
Net operating income for:
Same Store Facilities	273,657	252,767	526,903	490,969
Non Same Store Facilities (a)	17,454	12,554	32,725	23,828

Self-storage net operating income	291,111	265,321	559,628	514,797
Ancillary revenues	31,733	28,891	61,009	55,806
Interest and other income	5,540	10,575	11,195	18,343
Ancillary cost of operations	(9,781)	(9,597)	(19,299)	(18,511)
Depreciation and amortization	(88,533)	(89,098)	(175,415)	(177,544)
General and administrative expense	(12,414)	(12,593)	(28,819)	(26,828)
Interest expense	(5,067)	(5,933)	(10,401)	(12,917)
Equity in earnings of unconsolidated real estate entities	8,596	12,770	17,711	26,486
Foreign currency exchange (loss) gain	(23,657)	10,496	(11,500)	41,748
Gain (loss) on disposition of real estate investments	1,263	(70)	1,263	128
Discontinued operations	140	179	281	1
Net income	$198,931	$210,941	$405,653	$421,509

(a)
We consolidate the operating results of 112 additional self-storage facilities that are not Same Store Facilities. Since January 1, 2012, we have acquired ten self-storage facilities from third parties, and on June 1, 2012, we commenced consolidating three self-storage facilities that we previously accounted for on the equity method.  Included in the table above for the three and six months ended June 30, 2012, are revenues totaling $1,473,000 and $1,611,000, respectively, and cost of operations totaling $686,000 and $735,000, respectively, for these 13 facilities.